Washington, D.C.  20549

                                  Form 15

        Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number: 333-10273

                       Financial Asset Securities Corp.
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       (Exact name of registrant as specified in its charter)

                          600 Steamboat Road
            Greenwich, Connecticut 06830 - (203) 625-2700

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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Mego Mortgage FHA Title I Loan Trust 1996-1,
              FHA Title I Loan Asset-Backed Certificates,
            Series 1996-1, Class A-1, Class A-2 and Class A-3


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   (Title of each class of securities covered by this Form)

                                None

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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  / /    Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii) / /    Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)  / /    Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(ii) / /    Rule 15d-6             /X/
          Rule 12h-3(b)(1)(i)  / /

     Approximate number of holders of record as of the
certification or notice date:   19
                                ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, Financial Asset Securities Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January 29, 1997     BY: /s/ Peter A. McMullin
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                                Peter A. McMullin, Vice President